Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Long-Term Incentive Plan, 2021 Incentive Award Plan, and the 2021 Employee Stock Purchase Plan of Alkami Technology, Inc. of our report dated March 10, 2021 (except for the 4th and 5th paragraph of Note 17, as to which the date is April 5, 2021), with respect to the consolidated financial statements of Alkami Technology, Inc. included in its Registration Statement (Form S-1 No. 333-254108) and related Prospectus of Alkami Technology, Inc., filed with the Securities and Exchange Commission.

Very truly yours,

/s/ Ernst & Young LLP

Dallas, Texas

April 16, 2021